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[LETTERHEAD OF TRANSMONTAIGNE INC. APPEARS HERE]

                                                                    EXHIBIT 99.1

Contact: Richard E. Gathright - President and Chief Operating Officer or Harold R. Logan, Jr. - Executive Vice President/Finance 303-626-8200


            TransMontaigne Closes $97 Million Acquisition From Hess
                       and Completes New Credit Facility

Thursday, 1 July 1999           Release at 8:30 A.M. Eastern Time
---------------------           ---------------------------------

Denver - TRANSMONTAIGNE INC. ("TransMontaigne") (ASE:TMG), Denver, Colorado announced that its Logistical Services Group headquartered in Atlanta, Georgia has closed the purchase from Amerada Hess Corporation of the Southeastern Pipeline Facilities Network for $66.2 million, and related petroleum product inventories for approximately $31 million. The acquisition of the Southeastern Pipeline Facilities Network increases TransMontaigne total assets to over $1 billion; and shareholder equity now exceeds $380 million.

The Southeastern Pipeline Facilities Network, strategically connected to the Colonial and Plantation pipeline systems, includes approximately 5.3 million barrels of tankage at 11 storage and terminal facilities located in Mississippi, Georgia, South Carolina, North Carolina and Virginia, and 36 miles of proprietary pipelines. With the acquisition of the Amerada Hess facilities, the TransMontaigne company-owned logistical services assets include 70 terminal, storage and delivery facilities having a combined tank storage capacity of over 20 million barrels and more than 850 miles of pipelines.

TransMontaigne has also closed a new $600 million Senior Credit Facility which was arranged by BankBoston N.A. Proceeds of this Facility were used to refinance existing bank debt and fund the acquisition of the Amerada Hess Southeast Pipeline Facilities Network, as well as providing additional financing capacity for future acquisitions and funds for general corporate purposes.

TransMontaigne Inc. offers a broad range of logistically integrated transportation, storage, terminaling, supply, exchange, distribution, gathering, processing and marketing services to refiners, manufacturers, producers, transporters, suppliers, distributors, marketers and end-users of petroleum products, natural gas, crude oil, chemicals, and other bulk liquids.

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